Aston Funds

EXHIBIT TO ITEM 77Q(1)(F)

Letters From The Registrant And The Independent Accountants
Furnished Pursuant To Sub-Item 77K


June 26, 2008


Securities and Exchange Commission
100 F Street N.E.
Washington, DC 20549


We have read Item 77K of Form N-SAR for the period ended
April 30, 2008, for each of the Money Market Funds of the Aston Funds and are in agreement with the statements contained in the first four paragraphs therein. We have no basis to agree or disagree with other statements of the registrant contained therein.


/s/Ernst & Young LLP

Ernst & Young LLP
Sears Tower
 233 South Wacker Drive
Chicago, IL  60606-6301
Phone: (312) 879-2000
 www.ey.com